6070607

STATE OF CALIFORNIA
Office of the Secretary of State
ARTICLES OF INCORPORATION CA GENERAL STOCK CORPORATION
California Secretary of State 1500 11th Street Sacramento, California 95814
(916) 653-3516
For Office Use Only
-FILED-
File No.: 6070607 Date Filed: 1/24/2024
Corporation Name Corporation Name SIERRA INTERNATIONAL NETWORK INC
Initial Street Address of Principal Office of Corporation Principal Address 15333 CULVER DRIVE IRVINE, CA 92604
Initial Mailing Address of Corporation Mailing Address 15333 CULVER DRIVE IRVINE, CA 92604 Attention EMIL HAKIM
Agent for Service of Process Agent Name EMIL HAKIM 15333 CULVER DRIVEAgent Address IRVINE, CA 92604
Shares The total number of shares the corporation is authorized to issue is:
500,000,000 Does the corporation have more than one class or series of shares?
No
Purpose Statement The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
Additional information and signatures set forth on attached pages, if any, are incorporated herein by reference and made part of this filing.
Electronic Signature By checking this box, I acknowledge that I am electronically signing this document as the incorporator of the Corporation and that all information is true and correct. EMIL HAKIM 01/24/2024 Incorporator Signature Date

B2438-1158 01/24/2024 8:45 AM Received by California Secretary of State
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